Exhibit 10.2

Executive Employment Agreement

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of September 1, 2025 (the “Effective Date”), by and between BitMine Immersion Technologies, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Raymond Mow (“Executive”).

RECITALS

WHEREAS, the Company desires to employ Executive as its Chief Financial Officer and to ensure Executive’s commitment to the long-term growth and success of the Company;

WHEREAS, Executive has the skills, experience, and leadership qualities necessary to serve in such capacity and is willing to accept such employment on the terms and conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the appointment of Executive as Chief Financial Officer, subject to the execution of this Agreement; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.	Employment and Term. The Company hereby agrees to employ Executive, and Executive hereby accepts employment by the Company, on the terms and conditions hereinafter set forth. Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and shall continue until terminated in accordance with Section 5. For the avoidance of doubt, there shall be no fixed expiration date or automatic renewal, and Executive’s employment shall be of indefinite duration subject to the termination provisions of this Agreement.

2.	Position, Duties, and Responsibilities.

(a)	Position and Duties. Executive shall serve as Chief Financial Officer of the Company and shall have such duties, powers, and authority as are customary for the Chief Financial Officer of a public company, subject to the authority of the Chief Executive Officer and the Board. Executive shall also serve as the Company’s principal financial officer for purposes of all filings and reports with the Securities and Exchange Commission. Without limiting the generality of the foregoing, Executive’s responsibilities shall include: (i) oversight of all financial and accounting functions of the Company, including financial planning, budgeting, treasury, capital structure, and investor relations; (ii) leadership of the Company’s Finance Organization Transformation, including the implementation of an accounting system capable of supporting the Company’s growth and reporting requirements; (iii) establishment and maintenance of real-time financial dashboarding and reporting tools to provide the Board and management with timely and accurate financial information; (iv) development and oversight of internal controls and procedures to ensure compliance with the Sarbanes-Oxley Act and all other applicable laws, rules, and regulations; and (v) ensuring timely preparation and filing of all periodic reports required by the Securities and Exchange Commission, including Forms 10-K and 10-Q.

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(b)	Exclusive Services and Efforts. Executive agrees to devote his efforts, energies, and skill to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote substantially all of his professional time and attention to the business and affairs of the Company. Notwithstanding the foregoing, Executive shall be entitled to engage in (i) service on the board of directors of two for-profit companies, businesses or trade organizations at any time during the Term; provided that he shall not serve on the board of any entity that materially competes with the Company, (ii) service on the board of directors of not-for-profit organizations, (iii) other charitable activities and community affairs, and (iv) management of his personal and family investments and affairs, in each case to the extent such activities do not, either individually or in the aggregate, materially interfere with the performance of his duties and responsibilities to the Company.

(c)	Compliance with Company Policies. To the extent not inconsistent with the terms and conditions of this Agreement and with due regard for his position, Executive shall be subject to the Bylaws, policies, practices, procedures, and rules of the Company, including those policies and procedures set forth in the Company’s Code of Conduct and Ethics, but in no event shall anything in such documents be construed to expand the definition of Cause hereunder.

(d)	Confidential Information and Trade Secrets. Executive acknowledges that, during employment, Executive will access confidential and proprietary information of the Company and its affiliates, including trade secrets, business plans, financial data, customer and vendor information, software, intellectual property, and other information not generally known to the public (“Confidential Information”). Executive agrees that, both during and after employment, Executive will not use or disclose Confidential Information except as required in the proper performance of duties, authorized in writing by the Board, or as required by law. All Confidential Information remains Company property, and upon termination Executive shall promptly return all Company property and materials containing Confidential Information.

(e)	Defend Trade Secrets Act. In accordance with 18 U.S.C. § 1833(b), Executive shall not be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret: (i) in confidence to a government official or attorney solely for reporting or investigating a suspected legal violation, or (ii) in a complaint or filing made under seal. Executive may also disclose trade secrets to an attorney in a lawsuit for retaliation, provided such filings are made under seal and disclosure is limited to court order.

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(f)	Work Product and Intellectual Property. Executive agrees that all inventions, discoveries, developments, designs, processes, writings, software, trade secrets, and other works of authorship or ideas (“Work Product”), whether or not patentable or copyrightable, that are conceived, created, or developed by Executive, alone or with others, during employment and relating to the business of the Company shall be the sole and exclusive property of the Company. To the extent any Work Product may not be deemed “work made for hire” under applicable law, Executive hereby irrevocably assigns to the Company all right, title, and interest in and to such Work Product, including all intellectual property rights therein. Executive agrees to promptly disclose all such Work Product to the Company and to execute any documents and take all actions reasonably requested by the Company to secure, maintain, and enforce its ownership rights, both during and after employment. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with such cooperation. Executive retains no rights in any Work Product created during employment, except as expressly approved in writing by the Company.

3.	Compensation.

(a)	Base Salary. The Company shall pay Executive an annual base salary of $350,000, payable in equal monthly installments on the last business day of each calendar month, subject to applicable withholdings and deductions.

(b)	Annual Cash Bonus. Executive shall receive a minimum annual bonus of $105,000, payable in equal quarterly installments of $26,250, with each installment to be paid on the Company’s final regularly scheduled payroll date of the applicable fiscal quarter. This minimum bonus shall be payable regardless of performance.

(c)	Performance Compensation. Executive shall be entitled to additional performance-based compensation of $113,750, with the applicable performance metrics to be determined and communicated by the Board during the first fiscal quarter of FY 2026. Such performance compensation shall be payable in quarterly installments upon achievement of the performance conditions established by the Board.

(d)	Equity Awards. Executive shall be granted on September 1 of each fiscal year during the Term, an annual award of restricted stock units (“RSUs”) of Company common stock with a grant-date fair value of $455,000, as determined in accordance with ASC 718 (or any successor standard) under the Company’s equity incentive plan. The number of RSUs granted shall be determined by dividing $455,000 by the closing price of the Company’s common stock on the exchange on which the common stock is then listed on the last business day of the preceding fiscal year; if no closing sale is reported on that date, the last reported sale price on the nearest preceding trading day shall be used, and no fractional shares shall be issued. Such RSUs shall vest in four equal installments of 25% each on November 30, February 28 (or 29 in a leap year), May 31, and August 31 of each fiscal year (or, if any such date is not a business day, on the next business day), subject to the Company’s Compensation Committee approval each quarter, provided that Executive remains continuously employed by the Company through the applicable vesting date. If Executive’s employment terminates before a vesting date, unvested restricted shares shall be immediately forfeited unless otherwise provided in Section 5 of this Agreement.

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(e)	Total Compensation. For clarity, the parties acknowledge and agree that Executive’s total annual compensation under this Agreement is $1,023,750, consisting of: (i) an annual base salary of $350,000; (ii) a minimum annual cash bonus of $105,000; (iii) performance-based compensation of $113,750, subject to achievement of performance metrics to be determined and communicated by the Board; and (iv) an annual equity award with a grant-date fair value of $455,000, granted in the form of RSUsin accordance with Section 3(d) above. The parties further acknowledge that this total compensation structure reflects the recommendations of the Company’s Compensation Committee as approved by the Board.

(f)	Compensation Committee Annual Review. Executive’s compensation shall be reviewed annually by the Compensation Committee of the Board in light of Company performance and peer group benchmarking, and may be adjusted consistent with the Company’s executive compensation program.

4.	Employee Benefits and Perquisites.

(a)	Benefits. Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs, and arrangements as are made generally available from time to time to senior executives of the Company (which shall include customary health, life insurance, and disability plans), such participation in each case to be on terms and conditions no less favorable to Executive than to other senior executives of the Company generally.

(b)	Fringe Benefits, Perquisites, and Paid Time Off. During the Term, Executive shall be entitled to participate in all fringe benefits and perquisites made available to other senior executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with his position and responsibilities at the Company and that are no less favorable than those applicable to other senior executives of the Company. In addition, Executive shall be eligible for paid time off (“PTO”) per each calendar year in accordance with the Company’s vacation and PTO policy, inclusive of vacation days and sick days and excluding standard paid Company holidays, in the same manner as PTO days for employees of the Company generally accrue.

(c)	Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business and travel expenses incurred in the performance of his job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company.

(d)	Attorneys’ Fees. The Company shall reimburse Executive, promptly upon presentation of appropriate supporting documentation, for all reasonable attorneys’ fees incurred by Executive in connection with the negotiation and execution of this Agreement, but in no event shall such reimbursement exceed $10,000.

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5.	Termination; Change in Control.

(a)	General. The Company may terminate Executive’s employment for Cause. Executive may terminate his employment at any time for any reason other than Good Reason. The Company may terminate Executive’s employment without Cause, or Executive may terminate Executive’s employment with Good Reason, in each case, upon providing the other party at least 30 days’ written notice thereof. Upon termination of Executive’s employment, Executive shall be entitled to the compensation and benefits described in this Section 5 to the extent applicable and shall have no further rights to any compensation or benefits from the Company.

(b)	Definitions.

(i)	“Accrued Benefits” shall mean: (i) accrued but unpaid Base Salary through the Termination Date, payable within 30 days following the Termination Date; (ii) any annual cash bonus earned but unpaid with respect to the year preceding the year in which the Termination Date occurs; (iii) any long-term incentive award earned but unpaid with respect to performance periods that ended in the year preceding the year in which Termination Date occurs; (iv) reimbursement for any unreimbursed business expenses incurred through the Termination Date, payable within 30 days; (v) accrued but unused PTO days; and (vi) all other payments, benefits, or fringe benefits to which Executive shall be entitled under any applicable compensation arrangement or plan.

(ii)	“Cause” shall mean: (i) Executive’s refusal to perform, or repeated failure to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to Executive by the Board, which, if curable, is not cured within 30 days after Executive’s written receipt of notice thereof from the Company; (ii) Executive’s engagement in willful gross misconduct or willful gross negligence in the course of carrying out his duties that results in material economic or reputational harm to the Company; (iii) Executive’s conviction of or plea of guilty or nolo contendere to a felony; or (iv) a material breach by Executive of Section 2(b) of this Agreement, which, if curable, is not cured within 30 days after Executive’s receipt of written notice thereof from the Company. Termination of Executive’s employment shall not be deemed to be for Cause unless Executive has had a reasonable opportunity, together with counsel, to respond to all relevant allegations upon which a contemplated termination for Cause is based.

(iii)	“Good Reason” shall mean any of the following circumstances that, if curable, has not been cured by the Company within 30 days of receiving written notice from Executive, which notice must be provided within 90 days of the initial occurrence: (i) a material reduction in Executive’s Base Salary; (ii) a material diminution of Executive’s titles, duties, responsibilities, or authorities as set forth in this Agreement, or being required to report to anyone other than the Board; (iii) a material diminution in the budget over which Executive retains authority; (iv) relocation of the Company’s principal executive offices more than 50 miles from their current location without Executive’s consent; or (v) a material breach by the Company of this Agreement. Executive’s resignation shall not constitute Good Reason unless employment actually terminates within six months of the event giving rise to Good Reason and after expiration of the cure period.

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(iv)	“Change in Control” shall mean a liquidation, merger, acquisition, sale of voting control, or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation.

(c)	Severance Entitlements. Notwithstanding any provision of this Agreement to the contrary, upon termination of Executive’s employment, Executive shall be entitled to the following payments, in each case subject to Executive’s timely execution and non-revocation of a general release of claims in favor of the Company and continued compliance with Sections 2(d)–2(e) and Section 6 of this Agreement:

(i)	Termination for Cause or Voluntary Resignation Without Good Reason. In the event Executive’s employment is terminated by the Company for Cause, or by Executive voluntarily without Good Reason, the Company shall pay to Executive, in a lump sum within 30 days following the effective date of termination, $568,750, representing one year of total cash compensation (Base Salary, Annual Bonus, and Performance Compensation, but excluding the value of equity awards), together with all Accrued Benefits.

(ii)	Termination Without Cause or Resignation for Good Reason. In the event Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, the Company shall pay to Executive, in a lump sum within 30 days following the effective date of termination, $1,137,500, representing two years of total cash compensation (Base Salary, Annual Bonus, and Performance Compensation, but excluding the value of equity awards), together with all Accrued Benefits.

(iii)	Termination in Connection with a Change in Control. In the event Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason, within 24 months following a Change in Control, Executive shall be entitled to the amounts set forth in subsection (ii) above.

(iv)	Death or Disability. In the event Executive’s employment terminates due to death or Disability, Executive (or Executive’s estate, as applicable) shall be entitled to the amounts set forth in subsection (ii) above.

(v)	Exclusivity. The severance entitlements described in this Section 5 are intended to supersede and replace any other severance or termination payments or benefits otherwise described in this Agreement.

(d)	Return of Company Property. Upon termination of Executive’s employment for any reason or under any circumstances, Executive shall promptly return any and all of the property of the Company and any Affiliates (including, without limitation, all computers, keys, credit cards, identification tags, documents, data, confidential information, work product, and other proprietary materials), and other materials. Executive may retain Executive’s list of professional contacts and similar address books provided that such items only include contact information.

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(e)	Post-Termination Reasonable Cooperation. Executive agrees and covenants that, following the Term, he shall, to the extent reasonably requested by the Company, cooperate in good faith with the Company to assist the Company in the pursuit or defense of (except if Executive is adverse with respect to) any claim, administrative charge, or cause of action by or against the Company as to which Executive, by virtue of his employment with the Company or any other position that Executive holds that is affiliated with or was held at the request of the Company or its Affiliates, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Executive for his reasonable out-of-pocket expenses incurred in compliance with this Section 5(h), including any reasonable travel expenses and reasonable attorneys’ fees incurred by Executive and, in the event that Executive is required to spend substantial time on such matters, the Company shall compensate Executive at an hourly rate of $250 per hour. The Company shall use reasonable business efforts to provide Executive with reasonable advance written notice of its need for Executive’s reasonable cooperation and shall attempt to coordinate with Executive the time and place at which Executive’s reasonable cooperation shall be provided with the goal of minimizing the impact of such reasonable cooperation on any other material pre-scheduled business commitment that Executive may have. Executive’s cooperation described in this Section 5(h) shall be subject to the maintenance of the indemnification and D&O insurance policy provided under Sections 8(a) and 8(b) hereof.

(f)	Compensation Committee Approval. The severance benefits described in this Section 5 shall be subject to, and interpreted in a manner consistent with, the recommendations of the Company’s Compensation Committee as approved by the Board.

(g)	Conditions of Severance Payment. Any severance payments or benefits under this Agreement shall be conditioned upon Executive’s timely execution and non-revocation of a general release of claims in favor of the Company. All incentive-based compensation and severance shall be subject to the Company’s clawback and recoupment policies, as in effect from time to time, and any applicable laws or stock exchange listing standards.

(h)	Information Technology, Security, and Data Return. Executive agrees to comply at all times with all Company security, information technology, and data protection policies, including those relating to computer systems, networks, email, mobile devices, software, cloud storage, and document retention. Executive shall not use any personal devices, accounts, or storage services to conduct Company business, except as expressly permitted under Company policy. Upon termination of employment for any reason, or upon the Company’s request at any time, Executive shall promptly return to the Company all Company property and materials in any form (including hardware, equipment, documents, data, passwords, records, and electronic files). Executive shall also permanently delete or destroy any copies of Company information or data stored on any personal devices, accounts, or media, and upon request shall certify in writing compliance with this Section. Executive further agrees not to access, use, or attempt to access or use the Company’s computer systems, networks, email, or other IT resources after the termination of employment, and acknowledges that unauthorized access may constitute a violation of federal and state law.

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6.	Restrictive Covenants.

(a)	Non-Competition. During Executive’s employment and for six months following termination of employment for any reason, Executive shall not, directly or indirectly, engage in or provide services in any capacity (including as an employee, consultant, advisor, officer, director, partner, or investor) to any business that is materially competitive with the Company’s principal business as of the Termination Date; provided that Executive may own up to two percent of the outstanding securities of any publicly traded company as a passive investment. The Company’s remedies for breach of this covenant shall be limited to the prorated amount of severance remaining at the time Executive commences new employment. Further, if the Company fails to deliver required waiver documentation and/or make the severance payment described in Section 5 within 30 days of the Termination Date, this covenant shall be null and void, and Executive shall remain entitled to all payments and benefits under Section 5.

(b)	Non-Solicitation of Employees. During Executive’s employment and for 12 months following termination, Executive shall not, directly or indirectly, solicit, recruit, or induce any employee, consultant, or contractor of the Company to terminate or alter their relationship with the Company.

(c)	Non-Solicitation of Customers and Business Partners. During Executive’s employment and for 12 months following termination, Executive shall not, directly or indirectly, solicit or attempt to solicit any customer, supplier, vendor, or business partner of the Company with whom Executive had material contact during the 24 months preceding termination, for the purpose of providing products or services competitive with those offered by the Company.

(d)	Non-Disparagement. During Executive’s employment and at all times thereafter, neither Executive nor the Company (including its directors, officers, and senior management acting in their capacity as such) shall make any disparaging or defamatory statements about the other party, or, in the case of the Company, about Executive, and in the case of Executive, about the Company, its affiliates, officers, directors, employees, or business practices. Nothing herein shall prohibit either party from providing truthful information as required by law, regulation, or valid legal process.

(e)	Reasonableness. Executive acknowledges that the restrictions in this Section 6 are reasonable in scope, duration, and geography, and necessary to protect the Company’s legitimate business interests, including its Confidential Information, goodwill, and customer relationships.

7.	Notification to Subsequent Employers. Executive agrees that, upon termination of employment for any reason, Executive will promptly notify any subsequent employer of the restrictive covenants contained in this Agreement, including but not limited to obligations regarding confidentiality, non-competition, and non-solicitation. Executive shall provide a copy of such notice to the Company before commencing employment with any subsequent employer. Executive further authorizes the Company to provide a copy of the restrictive covenant provisions of this Agreement to any subsequent, anticipated, or potential employer of Executive.

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8.	Indemnification; D&O Insurance.

(a)	Indemnification. The Company shall indemnify and hold Executive harmless to the fullest extent permitted by the California Corporations Code, the Company’s Bylaws (as in effect on the Effective Date and as amended from time to time), and any other applicable law, but in no event less favorable than the protections afforded to any other current or former director, officer, or executive of the Company. This protection covers any and all Claims or Proceedings (as defined below) arising out of or relating to Executive’s service to the Company or any Affiliate, whether commenced during or after Executive’s employment. The Company shall advance all costs, fees, and expenses (including attorneys’ fees, expert fees, judgments, fines, penalties, settlements, and amounts paid in connection with investigations or inquiries) incurred by Executive in connection with any such Claim or Proceeding, within ten business days of receipt of reasonably detailed invoices, without requiring any prior determination of entitlement to indemnification. Reimbursement after-the-fact shall be avoided whenever possible. These obligations shall continue after Executive’s employment ends, shall not be conditioned on Executive’s continued service, and shall inure to the benefit of Executive’s heirs, executors, administrators, and legal representatives. This indemnification is in addition to, and not in limitation of, any rights Executive may have under law, the Company’s governing documents, insurance policies, or other agreements.

(b)	D&O Insurance. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the Term and thereafter until the sixth anniversary of the Termination Date, providing coverage to Executive that is no less favorable to his in any respect than the coverage then being provided to any other current or former director or officer of the Company.

(c)	Definitions. For purposes of this Agreement, the following terms shall have the following meanings: “Affiliate” of a Person shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; “Claim” shall mean any claim, demand, request, investigation, dispute, controversy, threat, discovery request, or request for testimony or information; “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity; and “Proceeding” means any threatened, pending, or completed action, suit, arbitration, mediation, inquiry, investigation, audit, hearing, charge, complaint, notice, appeal, or other proceeding of any kind, whether civil, criminal, administrative, regulatory, legislative, investigative, disciplinary, appellate, formal, informal, or otherwise, in any jurisdiction, forum, or venue, and whether initiated by or before a governmental, regulatory, self-regulatory, or private body.

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9.	Other Tax Matters.

(a)	Withholding. The Company shall withhold all applicable federal, state, and local taxes, social security, and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

(b)	Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from, or in the alternative, comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder (“Section 409A”). A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A. It is intended that all payments and benefits under this Agreement comply with or are exempt from Section 409A, and this Agreement shall be interpreted and administered accordingly.

(c)	Separation from Service. After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” within the meaning of Section 409A as of the Termination Date. All distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” as determined under Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

(d)	Reimbursements. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements are taxable to Executive, such reimbursements shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.

(e)	Parachute Provisions (Best Net Benefit). In the event that any payments or benefits to be provided to Executive under this Agreement or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would, but for this provision, subject Executive to the excise tax imposed under Section 4999 of the Code, then such payments shall be reduced (but not below zero) so that no portion is subject to the excise tax; provided, however, that such reduction shall be made only if it results in a greater after-tax benefit to Executive, taking into account all applicable taxes, including the excise tax under Section 4999, income taxes, and employment taxes. The reduction of payments or benefits, if applicable, shall be made in a manner determined by the Company consistent with the requirements of Section 409A of the Code. Unless Executive and the Company otherwise agree in writing, the accounting firm engaged by the Company for general tax purposes shall perform the determinations required under this Section, and its determinations shall be final, binding, and conclusive.

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10.	Notices. Except as otherwise specifically provided herein, any notice, consent, demand, or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one day after being deposited with Federal Express or other nationally recognized overnight delivery service, or five days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his address set forth following his signature below. Either party may change such address from time to time by notice to the other.

11.	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of California, without giving effect to any choice of law rules or other conflicting provision or rule that would cause the laws of any jurisdiction to be applied.

12.	Resolution of Disputes through Arbitration.

(a)	Agreement to Arbitrate. Except as otherwise expressly provided in this Agreement, any controversy, claim, or dispute arising out of or relating to Executive’s employment, the termination of employment, this Agreement, or the enforcement or interpretation of this Agreement (including without limitation any claim for wages, benefits, discrimination, harassment, retaliation, or any other statutory, tort, or contractual claim) shall be resolved exclusively by binding arbitration in Los Angeles County, California. The arbitration shall be administered by Judicial Arbitration and Mediation Services (“JAMS”), or if JAMS is unavailable, by the American Arbitration Association (“AAA”), in accordance with its employment arbitration rules then in effect, except as modified herein.

(b)	Arbitrator; Remedies. The arbitration shall be conducted before a single neutral arbitrator who shall be a retired judge or experienced employment law attorney. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could award, including damages, injunctive relief, attorneys’ fees, and costs, and shall issue a written decision stating the essential findings and conclusions.

(c)	Discovery and Procedures. The parties shall be entitled to conduct reasonable discovery, including depositions, requests for documents, and interrogatories, consistent with the California Rules of Civil Procedure. The arbitrator shall resolve any discovery disputes. There shall be no limitations on discovery beyond those that would apply in court.

(d)	Costs and Fees. The Company shall bear the forum costs of the arbitration, including the arbitrator’s fees. The prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs, except that Executive shall not be required to pay the Company’s attorneys’ fees or costs unless the arbitrator determines that Executive’s claims were frivolous or brought in bad faith.

(e)	Interim Relief. Either party may seek provisional injunctive relief in a court of competent jurisdiction in Los Angeles County, California, to preserve the status quo pending arbitration. Any provisional relief shall remain effective until the arbitrator’s final award.

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(f)	Finality and Enforcement. The arbitration award shall be final and binding upon the parties and may be confirmed and enforced by any court of competent jurisdiction.

(g)	Waiver of Jury Trial. The parties acknowledge and agree that, by entering into this arbitration agreement, they are waiving any right to a jury trial in any action or proceeding covered by this Section 12.

(h)	Opt-Out Option. Executive may opt out of this arbitration provision by providing written notice to the Company within 30 days of the Effective Date of this Agreement. If Executive opts out, disputes shall be resolved in the state or federal courts located in Los Angeles County, California, and the parties consent to exclusive jurisdiction and venue in such courts.

13.	Arbitration Opt-Out Forum; Attorneys’ Fees and Costs. In the event Executive elects to opt out of the arbitration provision in Section 12 above, the parties each submit to the exclusive jurisdiction of the federal courts (or state courts if federal jurisdiction is lacking) located within Los Angeles County, California. In the event of a lawsuit or other legal proceeding arising out of or related to this Agreement in which Executive prevails (as determined by the deciding court), the Company shall reimburse Executive for his reasonable attorneys’ fees and costs incurred in connection with such lawsuit or legal proceeding, in addition to any other relief to which Executive may be entitled.

14.	Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of the Company (other than Executive). By an instrument in writing similarly executed (and not by any other means), either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

15.	Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

16.	Assignment. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company, and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Executive’s consent shall not be required for any such transaction. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, legatees, devisees, executors, administrators, and legal representatives.

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17.	Voluntary Execution; Representations. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing concerning this Agreement and has been advised to do so by the Company, and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations hereunder.

18.	Headings. The headings of the Sections and subsections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

19.	Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. The Recitals to this Agreement are incorporated herein and shall be deemed part of the operative provisions.

20.	Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate, or other legal representative.

21.	Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

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22.	Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or arbitrator to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

23.	No Mitigation/No Offset. Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company may have against his or any remuneration or other benefit earned or received by Executive after such termination.

24.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be effective for all purposes.

25.	Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings, and agreements between the parties, regarding the subject matter of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

COMPANY
BitMine Immersion Technologies, Inc.,
a Delaware corporation

By:	/s/ Jonathan Bates
Name:	Jonathan Bates
Title:	CEO

EXECUTIVE

By:	/s/ Raymond Mow
Name:	Raymond Mow

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